AMBAC

Ambac Announces Second Quarter 2014 Results

Amended Rehabilitation Plan Implementation Impacts Results

NEW YORK, NY, August 11, 2014 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac" or the “Company”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“Ambac Assurance”), provide financial guarantees and other financial services to clients in both the public and private sectors globally, today reported results for the three months ended June 30, 2014.

Ambac Second Quarter 2014 Summary Results ($ in millions, except per share data)
	Successor		Predecessor
	Period from April 1 through June 30, 2014	Period from May 1 through June 30, 2013	Period from April 1 through April 30, 2013
Net premiums earned	$65.0	$58.0	$29.7
Net investment income	80.1	26.2	32.2
Other than temporary impairment losses	(8.8)	(2.0)	(0.5)
Net realized investment gains	3.1	18.5	7.2
Net change in fair value of credit derivatives	(1.2)	51.2	(73.2)
Derivative products revenue	(48.0)	83.7	(33.2)
(Loss) income on Variable Interest Entities ("VIEs")	(38.1)	4.6	388.2
Loss and loss expenses (benefit) [1]	175.3	(26.1)	13.1
Interest and underwriting and operating expenses	56.0	37.4	18.6
Insurance intangible amortization	36.3	25.0	—
Reorganization items	0.2	0.4	(2,747.2)
Net income (loss) [1]	(207.9)	205.7	3,066.8
Net income (loss) per diluted share	$(4.61)	$4.42	$10.14
Operating earnings (losses) [1,2]	(113.3)	203.1	(2.1)
Operating earnings (losses) per diluted share [2]	$(2.51)	$4.36	$(0.01)
Weighted-average diluted shares outstanding	45.1	46.6	302.6
1 For 2Q14: includes $308.1 pre-tax, or $303.6 net of tax, accrued interest related to the amendments to the Plan of Rehabilitation of the Segregated Account
2 Non-GAAP Financial Data

Commenting on today’s announcement, Diana N. Adams, President and Chief Executive Officer, said, “Our results in the second quarter were significantly impacted by the implementation of the previously announced amendments to the Rehabilitation Plan of the Segregated Account. In particular, our earnings would have been positive excluding the recognition of interest accrued on unpaid claims.  Favorable loss development during the quarter reflected RMBS improvements, higher estimated representation and warranty remediation recoveries and net improvements in other structured credits.  These positive developments were offset by the interest accrual, increased Puerto Rico reserves and higher student loan reserves. Going forward, we remain committed to our parallel strategic priorities.  We continue to focus on value creation initiatives at Ambac Assurance, while we also pursue opportunities to enhance value at Ambac, including through buying or building new businesses.”

To help fund the Company’s strategic priorities, Ambac is considering a monetization of a substantial portion of the $350 million of junior surplus notes issued to it by the Segregated Account upon its emergence from bankruptcy, the proceeds of which could be used for acquisitions, liability management and general corporate purposes.

Fresh Start
Following the Company’s emergence from bankruptcy on May 1, 2013, the consolidated financial statements reflect the application of fresh start reporting (“Fresh Start”) incorporating, among other things, the discharge of debt obligations, issuance of new common stock, and fair value adjustments. The financial results of the Company relating to periods beginning May 1, 2013 are referred to as “Successor” and the financial results relating to periods through April 30, 2013 (“Fresh Start Reporting Date”) are referred to as “Predecessor”. The effects of the reorganization and Fresh Start adjustments were recorded in Predecessor Ambac’s Consolidated Statement of Total Comprehensive Income in the period ending April 30, 2013.

Net Income (Loss) and Operating Earnings (Losses)
The net loss in the second quarter 2014 was $207.9 million, or $4.61 per diluted share, and operating losses were $113.3 million, or $2.51 per diluted share. Included in second quarter 2014 net loss and operating losses was $308.1 million pre-tax, or $303.6 million net of tax, interest accrued since September 2012 related to unpaid Segregated Account claims. The $308.1 million pre-tax accrued interest and the $303.6 million net of tax accrued interest include interest accrued in the second quarter 2014 of $49.8 million and $48.8 million, respectively.

For the period May 1 - June 30, 2013, net income was $205.7 million, or $4.42 per diluted share and operating earnings were $203.1 million, or $4.36 per diluted share. For the period April 1 - April 30, 2013, net income was $3,066.8 million, or $10.14 per diluted share, which included a gain of $2,747 million related to reorganization items and Fresh Start. During the same period operating losses were $2.1 million or $0.01 per diluted share.

Net Premiums Earned
Net premiums earned were not impacted by the adoption of Fresh Start. Net premiums earned include normal premiums, and accelerated premiums, which result from calls and other policy accelerations. For the second quarter of 2014, net premiums earned were $65.0 million, as compared to $58.0 million in the period May 1 - June 30, 2013 and $29.7 million in the period April 1 - April 30, 2013. Net premiums earned in the second quarter 2014 were driven by decreases in (i) public finance and structured finance normal earned premiums resulting from the runoff of the associated insured portfolios and (ii) accelerated premiums earned resulting from lower public finance refundings and the impact of structured finance terminations partially offset by premium income from an international finance policy which had a make-whole premium. The following table provides a summary of net premiums earned for the three month period ended June 30, 2014 and the periods May 1 - June 30, 2013 and April 1 - April 30, 2013:

	Successor Ambac –		Predecessor Ambac –
($ in millions)	Period from April 1 through June 30, 2014	Period from May 1 through June 30, 2013	Period from April 1 through April 30, 2013
Public Finance	$26.3	$23.6	$11.8
Structured Finance	10.9	8.9	4.6
International Finance	19.8	12.5	6.2
Total normal premiums earned	57.0	45.0	22.6
Accelerated earnings	8.0	13.0	7.1
Total net premiums earned	$65.0	$58.0	$29.7

Net Investment Income
Net investment income for the second quarter of 2014 was $80.1 million, as compared to $26.2 million for the period May 1 - June 30, 2013 and $32.2 million for the period April 1 - April 30, 2013. Net investment income for the second quarter 2014 primarily reflected the growing allocation of the Financial Guarantee investment portfolio towards distressed Ambac insured securities and improvements in the cash flow profile of certain of such securities. Financial Services investment income continues to decline, as the investment agreement portfolio runs off and the balance of investment agreement assets declines accordingly.

Net Other-Than-Temporary Impairments
Net other-than-temporary impairments of invested assets recognized in earnings was $8.8 million for the three months ended June 30, 2014 compared to $2.0 million in the period May 1 - June 30, 2013 and $0.5 million in the period April 1 - April 30, 2013. Net other-than-temporary impairments in the second quarter of 2014 related to the Company’s intent to sell certain securities that were in an unrealized loss position as of June 30, 2014 and credit losses on certain Ambac insured securities. Security sales are anticipated to provide liquidity for the December 22, 2014 payments on previously permitted but unpaid policy claims ("Deferred Amounts") and redemptions of surplus notes. Ambac’s ongoing assessment of liquidity and changes in market conditions for securities to be sold, could result in Ambac being required to sell other securities that are in an unrealized loss position, which could result in additional other-than-temporary impairment charges in the future.

Net Realized Investment Gains
Net realized investment gains for the second quarter of 2014 were $3.1 million, as compared to $18.5 million for the period May 1 - June 30, 2013 and $7.2 million for the period April 1 - April 30, 2013. The second quarter 2014 gains primarily included approximately $7.2 million of net gains associated with certain invested assets sold in connection with the above noted expected payments on December 22, 2014 and approximately $4.3 million of foreign exchange losses.

Net Change in Fair Value of Credit Derivatives
The fair value of credit derivatives was not impacted by the adoption of Fresh Start. The loss attributable to the change in fair value of credit derivatives for the three months ended June 30, 2014 was $1.2 million, an improvement of $20.7 million compared with the loss for the three months ended June 30, 2013. The change in fair value of credit derivatives for the second quarter 2014 included improvement in reference obligation prices, gains associated with runoff of the portfolio and credit derivative fees earned, net of the impact of incorporating the Ambac Assurance credit valuation adjustment (“Ambac CVA”). The reduction in the Ambac CVA resulted in losses within the overall change in fair value of credit derivative liabilities of $13.0 million for the three months ended June 30, 2014, an improvement of $92.9 million compared with the loss for the three months ended June 30, 2013.

Derivative Products
Derivative product revenues were not impacted by the adoption of Fresh Start. The derivative products portfolio is positioned to generate gains in a rising interest rate environment in order to provide an economic hedge against the impact of rising rates on certain exposures within the financial guarantee insurance portfolio. Net losses reported in derivative products revenue for the three months ended June 30, 2014 were $48.0 million, a decline of $98.5 million from the three months ended June 30, 2013. Results in derivative products revenue reflect mark-to-market gains or losses in the portfolio caused by changing interest rates, net of the impact of incorporating the Ambac CVA. Inclusion of the Ambac CVA in the valuation of financial services derivatives resulted in losses within derivative product revenue of $9.9 million for the three months ended June 30, 2014, losses of $30.5 million for the period May 1 - June 30, 2013 and gains of $3.4 million for the period April 1 - April 30, 2013.

(Losses) Income on Variable Interest Entities (VIEs)
Income on VIEs was not significantly impacted by the adoption of Fresh Start. Losses on VIEs for the three months ended June 30, 2014 were $38.1 million, a decrease of $430.9 million from the gain recognized in the three months ended June 30, 2013. Losses on VIEs for the second quarter of 2014 reflect the decreased fair value of net assets related primarily to the lower Ambac CVA applied to certain VIE note liabilities that include significant projected financial guarantee claims. Income on VIEs for the three months ended June 30, 2013 included a gain of $385.3 million on consolidation of a VIE during the period, representing the difference between net assets of the VIE at fair value as of the consolidation date and the previous carrying value of Ambac’s net insurance liabilities associated with the VIE.

Loss and Loss Expenses (Benefit), and Loss Reserves
The amended Segregated Account Rehabilitation Plan, which became effective on June 12, 2014, increased the percentage of permitted policy claims to be paid from 25% to 45% with effect from July 21, 2014. The Rehabilitator has also confirmed that portions of Deferred Amounts, together with interest thereon, will be paid on December 22, 2014. As of June 30, 2014, approximately $4.3 billion of Deferred Amounts, including accrued interest payable of $308.1 million, remain unpaid. Using the balance of Deferred Amounts at June 30, 2014, the aggregate amount of equalizing payments for Deferred Amounts is estimated to be approximately $1.1 billion.

Loss and loss expenses (benefit) were not impacted by the adoption of Fresh Start. Loss and loss expenses (benefit) for the second quarter of 2014 were $175.3 million, as compared to $(26.1) million for the period May 1 - June 30, 2013 and $13.1 million for the period April 1 - April 30, 2013.

Loss and loss expenses (benefit) in the second quarter 2014 were driven by accrued interest on deferred amounts of $308.1 million and higher estimated losses in domestic public finance and student loans; partially offset by lower estimated losses in residential mortgage-backed securities (“RMBS”).  Increases in domestic public finance losses were driven by recent events in Puerto Rico, which more than offset reserve releases resulting from settlements reached with the City of Detroit. Increases in student loan losses were associated with lower probabilities of near-term commutations based on the current higher price for commuting Ambac Assurance risk. Reductions in RMBS estimated losses were primarily due to improved RMBS cash flow projections and higher estimated representation and warranty (“R&W”) remediation recoveries, described below.

During the second quarter of 2014, net cash claim inflows, net of reinsurance from all policies, were $82.7 million as compared to $3.8 million during the period May 1 - June 30, 2013 and $8.5 million during the period April 1 - April 30, 2013. Second quarter 2014 net recoveries were mostly driven by RMBS subrogation received.

Loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $5.6 billion at June 30, 2014 and $5.3 billion at March 31, 2014.

The following table provides loss reserves by bond type at June 30, 2014 and March 31, 2014:

($ in millions)	June 30, 2014	March 31, 2014
RMBS [1]	3,408	3,211
Student Loans	920	891
Domestic Public Finance [1]	409	343
Ambac UK	672	674
All other credits	82	95
Loss expenses	97	100
Total [1]	5,588	5,314
[1] June 30, 3014 loss reserves include accrued interest related to amendments to the Plan of Rehabilitation of the Segregated Account as follows: RMBS: $307.0 million; Domestic Public Finance: $1.1 million; and Total: $308.1 million

Reserves as of June 30, 2014 and March 31, 2014 are net of $2.3 billion and $2.2 billion of estimated R&W breach remediation recoveries, respectively. Ambac Assurance is pursuing remedies and enforcing its rights, through lawsuits and other methods, to seek redress for breaches of R&W and for fraud related to various RMBS transactions. Prior to the June 30, 2014 reporting period, Ambac utilized the Adverse and Random Sample approaches to estimate R&W subrogation recoveries for RMBS transactions. Beginning with the June 30, 2014 reporting period, as a result of gaining further access to loan files, Ambac utilized the Random Sample approach for all transactions which were previously evaluated using the Adverse Sample approach. Estimated R&W breach remediation recoveries increased by $123.2 million as a result of the changes in estimation approach.

Expenses
Underwriting and operating expenses for the three months ended June 30, 2014 were $24.0 million, compared to $16.2 million for the period May 1 - June 30, 2013 and $10.7 million for the period April 1 - April 30, 2013. Expenses in the second quarter 2014 were impacted by lower compensation-related expenses.

At the Fresh Start Reporting Date, an insurance intangible asset was recorded which represented the difference between the fair value and aggregate carrying value of insurance and reinsurance assets and liabilities. The insurance intangible asset is being amortized over the remaining life of Ambac’s exposures. The insurance intangible amortization expense for the three months ended June 30, 2014 was $36.3 million compared to $25.0 million from the period May 1 - June 30, 2013 and none from the period April 1- April 30, 2013.

Interest expense was $32.0 million for the three months ended June 30, 2014, as compared to $21.1 million for the period May 1 - June 30, 2013 and $7.9 million for the period April 1 - April 30, 2013. Interest expense includes accrued interest on investment agreements and surplus notes issued by Ambac Assurance and the Segregated Account. Additionally, interest expense includes discount accretion on surplus notes as their carrying value is at a discount to par. At the Fresh Start Reporting Date, the unamortized discounts on surplus notes were decreased by resetting the carrying value to fair value and future cash flows on the surplus notes were re-projected. Both of these items have impacted the amount of discount accretion recognized in interest expense for Successor Ambac. Accretion of surplus note discounts included within overall interest expense was $12.2 million for the three months ended June 30, 2014, as compared to $8.3 million for the period May 1 - June 30, 2013 and $1.4 million for the period April 1 - April 30, 2013.

The following table provides a summary of interest expense for the three month period ended June 30, 2014 and for the periods May 1 - June 30, 2013 and April 1 - April 30, 2013:

	Successor Ambac –		Predecessor Ambac –
($ in millions)	Period from April 1 through June 30, 2014	Period from May 1 through June 30, 2013	Period from April 1 through April 30, 2013
Interest expense:
Surplus notes	$31.5	$20.7	$7.5
Investment agreements	0.5	0.3	0.3
Secured borrowing	—	0.1	0.1
Total	$32.0	$21.1	$7.9

As contemplated by the amended Segregated Account Rehabilitation Plan, the Rehabilitator will redeem certain Segregated Account surplus notes (other than junior surplus notes) on December 22, 2014. The cash amount available for redemption of the Segregated Account surplus notes will be equal to 26.67% of the sum of par and accrued interest on such Segregated Account surplus notes, in each case, outstanding as at July 20, 2014. Such redemption will also trigger similar proportionate redemption payments on Ambac Assurance's surplus notes. The redemption of surplus notes will result in a charge representing the accelerated recognition of the unamortized discount on the redeemed surplus notes. As of June 30, 2014, the unamortized discount on the portion of Segregated Account and Ambac Assurance surplus notes expected to be redeemed is $79.3 million.

Taxes
The provision for income taxes of ($2.2) million for the second quarter 2014, compared to $0.5 million for the period May 1, 2013 and $0.1 million for the period April 1 - April 30, 2013.  Second quarter 2014 income taxes consist primarily of a federal tax benefit of ($2.6) for a reversal of first quarter  alternative minimum taxes partially offset by $0.5  income tax expense as a result of pre-tax profits in Ambac UK’s Italian branch, which cannot be offset by losses in other jurisdictions.

At June 30, 2014 the Company had $5.4 billion of U.S. Federal net operating loss carry-forwards (“NOLs”), including $1.4 billion at Ambac and $4.0 billion at Ambac Assurance.

Balance Sheet
Total assets at June 30, 2014 were $27.7 billion, an increase of approximately $0.6 billion from $27.1 million at December 31, 2013 primarily due to an increase in the non-VIE investment portfolio and an increase in VIE assets. The fair value of the consolidated non-VIE investment portfolio was $6.8 billion and $6.5 billion at June 30, 2014 and at December 31, 2013, respectively.  The fair value of the financial guarantee investment portfolio was $6.6 billion at June 30, 2014, up $0.5 billion from $6.1 billion at December 31, 2013.

Total liabilities at June 30, 2014 were $26.5 billion, an increase of approximately $0.4 billion from $26.1 billion at December 31, 2013. The increase was primarily as a result of higher VIE liabilities, higher loss and loss expense reserves (primarily from the accrual of interest on Deferred Amounts of $308.1 million during 2014) and higher derivative liabilities, partially offset by lower unearned premium reserves and lower investment agreement liabilities.

Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Operating Earnings (Losses) and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying profitability drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings (Losses) and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.

Operating Earnings (Losses)
Operating losses were $113.3 million, or $2.51 per diluted share, for the three months ended June 30, 2014 as compared to operating earnings of $203.1 million, or $4.36 per diluted share, for the period May 1 - June 30, 2013 and operating losses of $2.1 million or $0.01 per diluted share, for the period April 1 - April 30, 2013.

Included in second quarter 2014 operating losses was $308.1 million pre-tax, or $303.6 net of tax, interest accrued since September 2012 related to unpaid Segregated Account claims. The $308.1 million pre-tax accrued interest and the $303.6 million net of tax accrued interest include interest accrued in the second quarter 2014 of $49.8 million and $48.8 million, respectively.

The following table reconciles Net Income attributable to common shareholders to the non-GAAP measure, Operating Earnings, for the three month periods ended June 30, 2014 and the period May 1 - June 30, 2013 and the period April 1 - April 30, 2013:

	Successor Ambac –				Predecessor Ambac –
	Period from April 1 through June 30, 2014		Period from May 1 through June 30, 2013		Period from April 1 through April 30, 2013
($ in millions)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net (loss) income attributable to common shareholders	$(207.9)	$(4.61)	$205.7	$4.41	$3,066.8	$10.13
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	2.3	0.05	(50.1)	(1.08)	77.5	0.26
Effect of consolidating financial guarantee VIEs	52.9	1.17	(15.3)	(0.33)	(386.6)	(1.28)
Insurance intangible amortization	36.3	0.80	25.0	0.54	—	—
Foreign exchange (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	(6.8)	(0.14)	7.3	0.16	(6.7)	(0.02)
Fair value (gain) loss on derivatives from Ambac CVA	9.9	0.22	30.5	0.65	(3.4)	(0.01)
Fresh Start accounting adjustments	—	—	—	—	(2,749.7)	(9.09)
Operating Earnings (Losses)	$(113.3)	$(2.51)	$203.1	$4.36	$(2.1)	$(0.01)
Weighted-average diluted shares outstanding		45.1		46.6		302.6

Adjusted Book Value
Adjusted Book Value was ($351.5) million as of June 30, 2014, as compared to ($280.7) million at December 31, 2013.

The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

($ in millions)	June 30, 2014	December 31, 2013
Total Ambac Financial Group, Inc. stockholders’ equity	$948.1	$703.0
Adjustments:
Non-credit impairment fair value losses on credit derivatives	70.9	72.8
Effect of consolidating financial guarantee variable interest entities	(324.6)	(372.7)
Insurance intangible asset and goodwill	(2,063.9)	(2,112.5)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(43.9)	(48.4)
Net unearned premiums and fees in excess of expected losses	1,293.9	1,435.2
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(232.0)	41.9
Adjusted Book Value	$(351.5)	$(280.7)

The Adjusted Book Value decrease from December 31, 2013 to June 30, 2014 of $70.8 million was primarily driven by a $141.3 million reduction in net unearned premiums and fees in excess of expected losses, partially offset by operating earnings of $63.3 million for the six months ended June 30, 2014.  Included in operating earnings for the first six months of 2014 was $308.1 million pre-tax, or $303.6 net of tax, interest accrued since September 2012 related to unpaid Segregated Account claims.  These pre-tax and net of tax accrued interest amounts include interest accrued in the first six months of 2014 of $98.9 million and $96.9 million, respectively.

Explanation of Non-GAAP Measures
Operating Earnings. Operating Earnings eliminates the impact of certain GAAP accounting requirements and includes certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Operating earnings is defined as net income attributable to common shareholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services - Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. The amount reported in net income attributable to common shareholders represents the amortization of Fresh Start adjustments relating to financial guarantee contracts. These adjustments ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC.

•
Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize.

•
Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

•
Elimination of the gains (losses) on call options on certain surplus notes of Ambac Assurance. Under GAAP accounting, Ambac recorded only a portion of its call options as derivatives. This adjustment allows for all such call options to be accounted for consistently. All call options were either exercised or expired in June 2012. Gains (losses) on call option exercises are not being adjusted for within operating earnings, consistent with other gains and losses.

•	Elimination of non-recurring GAAP Fresh Start reporting adjustments.

Adjusted Book Value. Adjusted Book Value eliminates the impact of certain GAAP accounting requirements and includes the addition of certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP Fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC.

•
Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Addition of the value of the unearned premium reserve on financial guarantee contracts and fees on credit derivative contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums and credit derivative fees, net of expected losses to be expensed, which are not reflected in GAAP equity.

•
Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio will differ materially from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax net operating loss (“NOL”) that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result, for purposes of Adjusted Book Value, we utilized a 0% effective tax rate. We maintain a full valuation allowance against our deferred tax asset and recognition of the value of the NOL would be reflected in Adjusted Book Value considering all the facts and circumstances as of the relevant reporting date.

Comparability of Successor and Predecessor
The following significantly affect the comparability of second quarter 2014 results:

•
Investment Income: As required under Fresh Start, the amortized cost basis of Ambac’s fixed income securities were adjusted to fair value as of the Fresh Start Reporting Date. This resulted in an overall increase in the amortized cost of fixed income securities and offsetting decrease in Accumulated Other Comprehensive Income of $826.6 million. Premiums and discounts are amortized or accreted over the remaining term of the securities using the effective interest method. As a result of Fresh Start, the net unamortized discount in the portfolio decreased on the Fresh Start Reporting Date by the amount of the increase to amortized cost described above, which impacted the amount of premium amortization and discount accretion reflected in net investment income of Successor Ambac.

•
Interest Expense: As required under Fresh Start, surplus notes issued by Ambac Assurance and the Segregated Account and the related accrued interest on such notes were adjusted to fair value as of the Fresh Start Reporting Date. This resulted in an overall increase in the carrying value of debt and accrued interest by $767.9 million. Discounts to the face value of debt are accreted through interest expense based on the projected cash flows of the instruments using the effective interest method. As a result of Fresh Start, the unamortized discounts on surplus notes have decreased and the future cash flows have been re-projected, both of which impacted the amount of discount accretion recognized in interest expense for Successor Ambac.

•
Operating Expenses-Deferred Acquisition Costs: As required under Fresh Start, deferred acquisition costs have been written off as of the Fresh Start Reporting Date and accordingly amortization of such costs will not be reflected in Successor Ambac’s net income.

•
Insurance Intangible Amortization: At the Fresh Start Reporting Date, an insurance intangible asset was recorded which represents the difference between the fair value and aggregate carrying value of the financial guarantee insurance and reinsurance assets and liabilities. The carrying value of our financial guarantee insurance and reinsurance contracts will continue to be reported and measured in accordance with existing accounting policies; these line items primarily comprise premiums receivable, reinsurance recoverable on paid and unpaid losses, unearned premiums, deferred ceded premium, subrogation recoverable, loss and loss expense reserves, and ceded premiums payable. Pursuant to the business combinations guidance for insurance entities in Financial Services-Insurance Topic of the ASC, the insurance intangible asset is amortized into expense on a basis consistent with the related financial guarantee insurance or reinsurance contracts.

•
Predecessor Ambac common stock was cancelled upon emergence from bankruptcy on May 1, 2013. As a result, the earnings per share information for Predecessor Ambac is not meaningful to investors in Successor Ambac’s common stock and warrants.

Earnings Call and Webcast
On August 12, 2014 at 8:00am (ET), members of senior management will discuss second quarter 2014 results during a live conference call. Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is (855) 427-4389 (Domestic) or 484-756-4251 (International). Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ir.ambac.com/events.cfm.
A replay of the call will be available for one week at 855-859-2056 (Domestic) or 404-537-3406 (International); conference ID # 80296131. The webcast will be archived on Ambac's website for approximately 90 days.
Additional information is included in a financial supplement (available today) and presentations (available on August 12, 2014) at Ambac's website at www.ambac.com.

About Ambac
Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac Financial Group, Inc. is also exploring opportunities involving the acquisition and/or development of new businesses. Ambac Financial Group Inc.'s common stock trades on the NASDAQ Global

Select Market. The Amended and Restated Certificate of Incorporation of Ambac Financial Group, Inc. contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. For more information, please go to www.ambac.com.

Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com

Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things, which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of the 2013 Annual Report on Form 10-K and in Part II, Item 1A of the Quarterly Report on Form 10-Q for the three month period ended June 30, 2014.

Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from new business opportunities; (3) the possible dilution of the ownership interests of our stockholders; (4) the impact on our stock price of future offerings of debt or senior equity securities; (5) our inability to achieve the financial results projected during our Chapter 11 proceeding; (6) potential of rehabilitation proceedings against Ambac Assurance; (7) decisions made by the rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the

benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (8) our inability to realize the expected recoveries included in our financial statements; (9) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (10) material changes to the Segregated Account rehabilitation plan or to current rules and procedures governing the payment of permitted policy claims, with resulting adverse impacts; (11)  decisions of the rehabilitator of the Segregated Account concerning payments of deferred claim amounts or payments on surplus notes, the timing or magnitude of which is disadvantageous to Ambac; (12) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings by municipal issuers; (13) adverse events arising from the rehabilitation proceedings for the Segregated Account, including the failure of the injunctions issued by the Wisconsin rehabilitation court to protect the Segregated Account and Ambac Assurance from certain adverse actions; (14) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan or from rules and procedures governing the payment of permitted policy claims; (15) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (16) risks attendant to the change in composition of securities in our investment portfolio; (17) inadequacy of reserves established for losses and loss expenses; (18) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (19) changes in prevailing interest rates; (20) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (21) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (22) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (23) risks relating to determinations of amounts of impairments taken on investments; (24) credit and liquidity risks due to unscheduled and unanticipated withdrawals on investment agreements; (25) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (26) system security risks; (27) the effects of U.S. fiscal policies; (28) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (29) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (30) changes in accounting principles or practices that may impact Ambac’s financial results, including those resulting from any further changes to the Segregated Account rehabilitation plan or decisions of the rehabilitator; (31) legislative and regulatory developments; (32) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (33) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (34) other risks and uncertainties that have not been identified at this time.

Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Successor Ambac –		Predecessor Ambac –
(Dollars in Thousands, except share data)	Period from April 1 through June 30, 2014	Period from May 1 through June 30, 2013	Period from April 1 through April 30, 2013
Revenues:
Net premiums earned	$65,013	$58,039	$29,744
Net investment income:
Securities available-for-sale and short-term	76,882	29,211	31,314
Other investments	3,211	(3,015)	912
Total net investment income	80,093	26,196	32,226
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(9,051)	(2,004)	(467)
Portion of loss recognized in other comprehensive income	297	2	—
Net other-than-temporary impairment losses recognized in earnings	(8,754)	(2,002)	(467)
Net realized investment gains (losses)	3,067	18,472	7,245
Change in fair value of credit derivatives:
Realized gains (losses) and other settlements	717	6,074	935
Unrealized (losses) gains	(1,936)	45,146	(74,106)
Net change in fair value of credit derivatives	(1,219)	51,220	(73,171)
Derivative products	(47,985)	83,713	(33,166)
Other income	5,266	2,179	(1,135)
Income (loss) on variable interest entities	(38,148)	4,598	388,240
Total revenues before expenses and reorganization items	57,333	242,415	349,516
Expenses:
Losses and loss expenses (benefit)	175,317	(26,117)	13,079
Insurance intangible amortization	36,256	24,952	—
Underwriting and operating expenses	24,033	16,217	10,692
Interest expense	31,953	21,144	7,860
Total expenses before reorganization items	267,559	36,196	31,631
Pre-tax (loss) income from continuing operations before reorganization items	(210,226)	206,219	317,885
Reorganization items	186	424	(2,747,239)
Pre-tax (loss) income from continuing operations	(210,412)	205,795	3,065,124
Provision (benefit) for income taxes	(2,179)	513	98
Net (loss) income	$(208,233)	$205,282	$3,065,026
Less: net (loss) gain attributable to noncontrolling interest	(328)	(399)	(1,724)
Net (loss) income attributable to common shareholders	$(207,905)	$205,681	$3,066,750
Net income (loss) per share attributable to Ambac Financial Group, Inc. common shareholders	$(4.61)	$4.57	$10.14
Net income (loss) per diluted share attributable to Ambac Financial Group, Inc. common shareholders	$(4.61)	$4.42	$10.14
Weighted average number of common shares used for basic earnings per share	45,091,983	45,000,653	302,469,626
Weighted average number of common shares and potential dilutive shares used for diluted earnings per share	45,091,983	46,575,717	302,579,219

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Successor Ambac –		Predecessor Ambac –
(Dollars in Thousands, except share data)	Period from January 1 through June 30, 2014	Period from May 1 through June 30, 2013	Period from January 1 through April 30, 2013
Revenues:
Net premiums earned	$147,560	$58,039	$130,000
Net investment income:
Securities available-for-sale and short-term	145,689	29,211	116,371
Other investments	5,205	(3,015)	369
Total net investment income	150,894	26,196	116,740
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(19,443)	(2,004)	(467)
Portion of loss recognized in other comprehensive income	297	2	—
Net other-than-temporary impairment losses recognized in earnings	(19,146)	(2,002)	(467)
Net realized investment gains	19,356	18,472	53,305
Change in fair value of credit derivatives:
Realized gains and other settlements	1,492	6,074	3,444
Unrealized gains (losses)	4,671	45,146	(63,828)
Net change in fair value of credit derivatives	6,163	51,220	(60,384)
Derivative products	(101,826)	83,713	(33,735)
Other income	7,160	2,179	8,363
Income (loss) on variable interest entities	(43,690)	4,598	426,566
Total revenues before expenses and reorganization items	166,471	242,415	640,388
Expenses:
Losses and loss expenses (benefit)	35,306	(26,117)	(38,056)
Insurance intangible amortization	67,970	24,952	—
Underwriting and operating expenses	49,819	16,217	44,566
Interest expense	64,281	21,144	31,025
Total expenses before reorganization items	217,376	36,196	37,535
Pre-tax (loss) income from continuing operations before reorganization items	(50,905)	206,219	602,853
Reorganization items	209	424	(2,745,180)
Pre-tax (loss) income from continuing operations	(51,114)	205,795	3,348,033
Provision for income taxes	1,070	513	755
Net (loss) income	$(52,184)	$205,282	$3,347,278
Less: net (loss) gain attributable to noncontrolling interest	(221)	(399)	(1,771)
Net (loss) income attributable to common shareholders	$(51,963)	$205,681	$3,349,049
Net income (loss) per share attributable to Ambac Financial Group, Inc. common shareholders	$(1.15)	$4.57	$11.07
Net income (loss) per diluted share attributable to Ambac Financial Group, Inc. common shareholders	$(1.15)	$4.42	$11.07
Weighted average number of common shares used for basic earnings per share	45,067,539	45,000,653	302,469,544
Weighted average number of common shares and potential dilutive shares used for diluted earnings per share	45,067,539	46,575,717	302,579,245

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(Dollars in Thousands, except share data)	June 30, 2014	December 31, 2013
	(Unaudited)
Assets:
Investments:
Fixed income securities, at fair value (amortized cost of $5,868,458 in 2014 and $5,927,254 in 2013)	$6,100,431	$5,885,316
Fixed income securities pledged as collateral, at fair value (amortized cost of $65,027 in 2014 and $126,196 in 2013)	65,029	126,223
Short-term investments, at fair value (amortized cost of $344,187 in 2014 and $271,118 in 2013)	344,187	271,119
Other investments, at fair value	256,455	241,069
Total investments	6,766,102	6,523,727
Cash and cash equivalents	74,461	77,370
Receivable for securities	31,107	14,450
Investment income due and accrued	34,518	37,663
Premium receivables	1,356,362	1,453,021
Reinsurance recoverable on paid and unpaid losses	109,255	121,249
Deferred ceded premium	134,278	145,529
Current taxes	1,488	—
Subrogation recoverable	484,152	498,478
Loans	6,349	6,179
Derivative assets	89,680	77,711
Insurance intangible asset	1,549,384	1,597,965
Goodwill	514,511	514,511
Other assets	127,898	35,927
Variable interest entity assets:
Fixed income securities, at fair value	2,688,388	2,475,182
Restricted cash	7,712	17,498
Investment income due and accrued	1,409	1,365
Loans, at fair value	13,743,231	13,398,895
Intangible assets	—	76,140
Other assets	3,068	19,617
Total assets	$27,723,353	$27,092,477

Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$2,070,312	$2,255,680
Loss and loss expense reserves	6,072,323	5,968,712
Ceded premiums payable	64,740	70,962
Obligations under investment agreements	169,582	359,070
Deferred taxes	2,314	2,199
Current taxes	—	738
Long-term debt	981,424	963,178
Accrued interest payable	339,975	294,817
Derivative liabilities	342,273	253,898
Other liabilities	60,086	67,377
Payable for securities purchased	15,358	4,654
Variable interest entity liabilities:
Accrued interest payable	3,353	722
Long-term debt, at fair value	14,450,434	14,091,753
Derivative liabilities	1,927,460	1,772,306
Other liabilities	188	7,989
Total liabilities	26,499,822	26,114,055
Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized shares—20,000,000; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; authorized shares—130,000,000; issued and outstanding shares—45,003,512 at June 30, 2014 and 45,003,461 at December 31, 2013	450	450
Additional paid-in capital	188,060	185,672
Accumulated other comprehensive income	306,328	11,661
Accumulated earnings	453,256	505,219
Common stock held in treasury at cost, 937 shares at June 30, 2014 and December 31, 2013	(19)	(19)
Total Ambac Financial Group, Inc. stockholders’ equity	948,075	702,983
Noncontrolling interest	275,456	275,439
Total stockholders’ equity	1,223,531	978,422
Total liabilities and stockholders’ equity	$27,723,353	$27,092,477